Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cohu, Inc. 2026 Equity Incentive Plan and the Amended and Restated Cohu, Inc. 1997 Employee Stock Purchase Plan of our reports dated February 17, 2026, with respect to the consolidated financial statements of Cohu, Inc. and the effectiveness of internal control over financial reporting of Cohu, Inc., included in its Annual Report (Form 10-K) for the year ended December 27, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 15, 2026